Exhibit 10.2

Land Lease Agreement

[Unofficial Translation]

This Land Lease Agreement (the “Agreement”) was executed on January 2, 2002, in Wuji Village, Xushui County, by and between Xushui County Dayin Township Wuji Village Committee and Party Branch (“Party A”) and Hebei Baoding Orient Paper Milling Co., Ltd (“Party B”). Party A agree to lease its 200mu unutilized land to Party B, and both parties further agree on the following terms:

1.

Time Limit for Lease. The time limit for lease is total thirty years, from January 1, 2002 to December 31, 2031. If Party B still want to lease this land when the lease expires, both parties agree to sign another extention agreement for whatever time limit but according to related land lease rules.

2.	Land Use Right. The land use right belongs to Party B within the time limit pursusant to land transfer process.
3.	Rent and its Calculation Method. Annual rent equal to the amount of RMB120,000 yuan, payable on an annually basis by Party B. Total rent equal to the amount of RMB3,600,000 yuan.
4.	Rent Payable Terms. The annual rent should be fully paid by Party B in one time before the month of July.
5.	Liabilities.

a.   During the performance of this Agreement, if Party A violates it and brings economic losses to Party B, Party A should double compensate to Party B for its losses. Also, Party B’s breach of agreement should bear the corresponding economic liabilities. Except for the national policy changes, Party B has no right to terminate the agreement within the time limit.

b.     If Party B suffer a bankruptcy due to the national policy changes, then this agreement can be terminated by Party B. But Party B must basically restore the landform and return to Party A for continue use.

c.     Party B shall pay the rent fully and timely according to this agreement, if not,

Party A has the right to terminate this agreement.

6.	Effectiveness. This agreement is executed in two copies, one of which held by Party A, and the other held by Party B, are equally authentic.

Xushui County Dayin Township Wuji Village Committee and Party Branch

/s/ Youming Li

/s/ Heying Sun

/s/ Jianshu Li

January 2, 2002

Hebei Baoding Orient Paper Milling Co., Ltd

/s/ Zhenyong Liu

January 2, 2002